As filed with the United States Securities and Exchange Commission on November 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Windward Bio Group AG

(Exact name of registrant as specified in its charter)

Switzerland	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Aeschenplatz 6

4052 Basel

Switzerland

(Address of Principal Executive Offices, including zip code)

Windward Bio Group AG 2026 Equity Incentive Plan

Windward Bio Group AG 2026 Employee Share Purchase Plan

Windward Bio Group AG Amended and Restated 2025 Equity Incentive Plan

(Full title of the plans)

Windward Bio, Inc.

800 North State Street, Suite 304

Dover, Delaware 19901

+41 61 551 75 75

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brandon Fenn Ryan Sansom Divakar Gupta Susan Choy Cooley LLP 55 Hudson Yards New York, New York 10001 +1 (212) 479 6000	Andreas Müller Margrit Marti Niederer Kraft Frey AG Bahnhofstrasse 53 CH-8001 Zurich Switzerland +41 58 800 8080

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The reports or documents listed below have been or will be filed with the SEC by Windward Bio Group AG (the “Registrant”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed:

(a)

Amendment No.  2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-299608) filed with the SEC on November 9, 2026, which contains the Registrant’s audited consolidated financial statements as of December 31, 2025, December 31, 2024 and July 5, 2024 and for the period ended December 31, 2025 and the period from July 5, 2024 to December 31, 2024;

(b)

the Registrant’s prospectus to be filed with the SEC on November 13, 2026 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1, as amended (File No. 333-299608); and

(c)

the description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43537), filed with the SEC on November 9, 2026, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that are identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing or submission, as applicable, of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed or submitted in the future, that are not deemed “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

1

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Swiss law, subject to certain limitations, a corporation may indemnify and hold harmless directors and other persons entrusted with its management out of the assets of the corporation from and against actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted, in connection with the execution of their statutory duties, provided that such indemnity (if any) shall not extend to any matter in which any of said persons is found to have committed an intentional or grossly negligent breach of his or her duties. Our articles of association contain provisions governing the indemnification of the members of our board of directors and of our executive committee and the advancing of related defense costs to the extent not included in insurance coverage or paid by third parties and to the extent permitted by Swiss law. In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper performance of his or her duties under the employment agreement with the employer. We have entered, or intend to enter, as the case may be, into indemnification agreements with each member of our board of directors and executive committee and maintain directors’ and officers’ liability insurance covering certain liabilities of such persons.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board of directors, executive officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description

4.1	Form of Amended and Restated Articles of Association of the Registrant, to be in effect immediately prior to the completion of this offering (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-299608)).

5.1*	Opinion of Niederer Kraft Frey AG.

23.1*	Consent of Ernst & Young AG, Independent Registered Public Accounting Firm.

23.2*	Consent of Niederer Kraft Frey AG (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

99.1	Windward Bio Group AG 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form F-1 (File No. 333-299608), filed on November 9, 2026).

99.2	Windward Bio Group AG 2026 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form F-1 (File No. 333-299608), filed on November 9, 2026).

99.3	Windward Bio Group AG Amended and Restated 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 (File No. 333-299608), filed on October 23, 2026).

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Basel, Switzerland on November 13, 2026.

WINDWARD BIO GROUP AG

By:	/s/ Luca Santarelli
Name: Luca Santarelli
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luca Santarelli, Claudia D’Augusta and Scott Applebaum, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Luca Santarelli Luca Santarelli	Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)	November 13, 2026

/s/ Claudia D’Augusta Claudia D’Augusta	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 13, 2026

/s/ David P. Bonita David P. Bonita	Director	November 13, 2026

/s/ Iqbal Mufti Iqbal Mufti	Director	November 13, 2026

/s/ Otello Stampacchia Otello Stampacchia	Director	November 13, 2026

/s/ Sandip Kapadia Sandip Kapadia	Director	November 13, 2026

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States, of the Registrant has signed this Registration Statement on November 13, 2026.

Windward Bio, Inc.

By:	/s/ Scott Applebaum
	Name:	Scott Applebaum
	Title:	Authorized Signatory